Exhibit 1.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

BAYER HEALTHCARE PHARMACEUTICALS INC.

AND

ARGENX BV

November 20, 2020

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF DISCLOSED.

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 20, 2020 (the “Effective Date”), by and between ARGENX BV, a limited liability company organized under the laws of Belgium and having its registered address at Industriepark Zwijnaarde 7, 9052 Zwijnaarde, Belgium (“Buyer”), and BAYER HEALTHCARE PHARMACEUTICALS INC., a company incorporated under the laws of Delaware and having its registered address at 100 Bayer Blvd, Whippany, NJ 07981 (“Seller”).  Buyer and Seller may hereinafter be referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller is the holder of all right, title and interest in and to the Priority Review Voucher (as defined below);

WHEREAS, Seller and Buyer each (a) desire that Buyer purchase from Seller, and Seller sell, transfer and assign to Buyer, the Purchased Assets (as defined below), all on the terms set forth herein (such transaction, the “Asset Purchase”), and (b) in furtherance thereof, have duly authorized, approved and executed this Agreement and the other transactions contemplated by this Agreement in accordance with all applicable Legal Requirements (as defined below); and

WHEREAS, Seller and Buyer desire to make certain representations, warranties, covenants and other agreements in connection with the Asset Purchase as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and their mutual undertakings hereinafter set forth, and intending to be legally bound, the Parties hereto agree as follows:

Article I
DEFINITIONS

1.1           Certain Definitions.  As used in this Agreement, the following capitalized terms shall have the meanings indicated below:

(a)            “Affiliate” means any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a Party to this Agreement, for so long as such control exists, whether such Person is or becomes an Affiliate on or after the Effective Date.  A Person shall be deemed to “control” another Person if it: (i) with respect to such other Person that is a corporation, owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by such Person in a particular jurisdiction) of such other Person, or, with respect to such other Person that is not a corporation, has other comparable ownership interest; or (ii) has the power, whether pursuant to Contract, ownership of securities or otherwise, to direct the management and policies of such other Person.

(b)            “Alternative Transaction” means, other than the transactions contemplated by this Agreement, any sale, assignment, transfer or encumbrance, whether by option, agreement, understanding or other arrangement, of any right, title, or interest in and to the Purchased Assets.

(c)            “Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in New York, New York and the Netherlands.

(d)            “Buyer Indemnified Parties” has the meaning set forth in Section 8.1(a).

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(e)            “Confidential Information” means (i) any and all confidential and proprietary information, including, data, results, conclusions, know-how, experience, financial information, plans and forecasts, that may be delivered, made available, disclosed or communicated by a Party or its Affiliates or their Representatives to the other Party or its Affiliates or their Representatives, related to the subject matter hereof or otherwise in connection with this Agreement and (ii) the terms, conditions and existence of this Agreement, including the negotiations between the Parties. “Confidential Information” will not include information that (A) at the time of disclosure, is generally available to the public, (B) after disclosure hereunder, becomes generally available to the public, except as a result of a breach of this Agreement by the recipient of such information, (C) becomes available to the recipient of such information from a Third Party that is not legally or contractually prohibited by the disclosing Party from disclosing such Confidential Information; or (D) was developed by or for the recipient of such information without the use of or reference to any of the Confidential Information of the disclosing Party or its Affiliates, as evidenced by the recipient’s contemporaneous written records.  Notwithstanding anything herein to the contrary, all Confidential Information included within the Purchased Assets shall constitute Confidential Information of Buyer from and after the Closing Date.

(f)            “Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

(g)            “Damages” means all losses, Liabilities, damages, settlements, claims, causes of action, Orders, awards, suits, taxes, fines, penalties, costs or expenses (including reasonable attorneys’ and experts’ fees and expenses).

(h)            “Encumbrance” means any lien, pledge, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, right of negotiation or refusal, lease, security interest, encumbrance, adverse claim, interference or restriction on use or transfer.

(i)            “Excluded Liabilities” has the meaning set forth in Section 2.1(b).

(j)            “FDA” means the United States Food and Drug Administration.

(k)            “FDA Notification Package” means, collectively, executed versions of the joint FDA notification cover letter, Seller transfer acknowledgement letter and Buyer transfer acknowledgment letter, substantially in the forms set forth in Exhibits C-1, C-2, and C-3, respectively, and any other documentation referred to therein as being attached thereto, in each case, with respect to the purchase and sale of the Priority Review Voucher pursuant to this Agreement to be submitted to the FDA by Buyer pursuant to Section 3.2(c).

(l)            “FDC Act” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. 301, et seq. as amended, and including any rules, regulations and requirements promulgated thereunder.

(m)            “Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority.

(n)            “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and including any rules, regulations and requirements promulgated thereunder.

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(o)            “Indemnified Parties” has the meaning set forth in Section 8.1(b).

(p)            “Knowledge” means, with respect to Seller, the actual knowledge of (i) Kelly Pollock, Head of Divestment Operations, Business Development and Licensing, (ii) Michael McDonald, Vice President and General Counsel, Pharmaceuticals, Bayer U.S. LLC and (iii) Kim Quaintance-Lunn, Vice President and Head, Regulatory Policy, Regulatory Affairs Americas, each after performing a reasonable inquiry.

(q)            “Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders applicable to a Party or to any of its assets, properties or businesses.  Legal Requirements shall include, with respect to Seller, any responsibilities, requirements, obligations, parameters and conditions relating to the Priority Review Voucher set forth in (i) the NDA Approval Letter, (ii) any other correspondence received by Seller or its Affiliates from the FDA regarding the Priority Review Voucher, (iii) Section 524 of the FDC Act (21 U.S.C. § 360n), or (iv) the October 2016 FDA guidance document, “Tropical Disease Priority Review Vouchers, Guidance for Industry.”

(r)            “Liabilities” means all debts, liabilities and obligations, whether presently in existence or arising hereafter, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any law, action or Order and those arising under any Contract.

(s)            “NDA Approval Letter” means the new drug application approval letter dated August 6, 2020 from the FDA approving NDA 213464 for LAMPITTM (nifurtimox) 30 mg and 120 mg tablets and granting the Priority Review Voucher. A copy of the NDA Approval Letter is attached hereto as Exhibit A.

(t)            “Notice of Intent to Use” means notification to the FDA not later than ninety (90) days prior to the submission of a human drug application as defined in section 735(1) of the FDC Act (21 U.S.C. 379g(1)) of the intent to use a Priority Review Voucher for the human drug application, as described in section 524(b)(4) of the FDC Act (21 U.S.C. § 360n(b)(4)).

(u)            “Order” means any order, decree, edict, injunction, writ, award or judgment of any Governmental Entity.

(v)            “Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.

(w)            “Priority Review” means review and action by the FDA on a human drug application in accordance with Section 524(a)(1) of the FDC Act.

(x)            “Priority Review Fee” has the meaning set forth in Section 11.3.

(y)            “Priority Review Voucher” means the priority review voucher issued by the FDA to Seller, as the sponsor of LAMPITTM (nifurtimox) 30 mg and 120 mg tablets, and assigned tracking number PRV NDA 213464.

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(z)            “Proceeding” means any claim, action, arbitration, audit, hearing, investigation, litigation, proceeding or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

(aa)         “Purchase Price” has the meaning set forth in Section 2.2.

(bb)        “Purchased Assets” means (i) the Priority Review Voucher, and (ii) any and all rights, benefits and entitlements afforded to the holder of the Priority Review Voucher.

(cc)         “Regulatory Change” means any (i) new Legal Requirement, amendment, or supplement to any then-existing Legal Requirement, or (ii) new, amended, or supplemented term or condition imposed on the Priority Review Voucher that currently is not generally imposed on priority review vouchers under the FDC Act, that in either case of (i) or (ii) has been enacted, adopted, approved or imposed between the Effective Date and the Closing Date and adversely impacts the manner in which Buyer may use, receive, hold, transfer or otherwise exploit the Priority Review Voucher.

(dd)         “Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

(ee)         “Seller Indemnified Parties” has the meaning set forth in Section 8.1(b).

(ff)           “Third Party” means any Person other than a Party and such Party’s Affiliates.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 shall have the meanings assigned to such terms in this Agreement.

Article II
PURCHASE AND SALE

2.1           Purchase and Sale; No Assumed Liabilities.

(a)            Upon the terms and subject to the conditions of this Agreement, at and as of the Closing, Buyer shall purchase from Seller, and Seller shall sell, transfer, convey, assign and deliver to Buyer, at the Closing, all of the Purchased Assets, in each case free and clear of all Encumbrances.

(b)            Buyer shall not assume or be liable for any Liabilities of Seller or its Affiliates (fixed, contingent or otherwise, and whether or not accrued) in connection with the Asset Purchase (such Liabilities “Excluded Liabilities”).

2.2           Purchase Price.  The total consideration to be paid by Buyer at the Closing for all of the Purchased Assets shall be NINETY-EIGHT MILLION U.S. DOLLARS (U.S. $98,000,000.00) (the “Purchase Price”).

2.3           Method of Payment.  All payments to Seller shall be made in cash by wire transfer of immediately available funds to a bank account specified by Seller in writing to Buyer at least three (3) Business Days prior to the applicable payment date.

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Article III
CLOSING

3.1           Closing.  The consummation of the Asset Purchase contemplated by this Agreement (the “Closing”) shall be conducted telephonically and/or via email or other similar means of correspondence on the second (2nd) Business Day after all of the conditions set forth in Article VI have been satisfied or waived (other than those conditions to be satisfied only by the delivery of certificates or other documents at the Closing, but subject to satisfaction or waiver of such condition) or such other date as may be mutually agreed upon by Buyer and Seller. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”.

3.2           Transactions to be Effected at Closing.

(a)            At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(i)	the item referred to in Section 6.2(c), appropriately executed;

(ii)	a duly executed Bill of Sale, substantially in the form attached hereto as Exhibit B (the “Bill of Sale”); and

(iii)	a copy of the joint FDA notification cover letter and the Seller transfer acknowledgement letter for inclusion in the FDA Notification Package, which FDA cover letter and Seller transfer acknowledgement letter shall be substantially in the form of Exhibit C-1 and Exhibit C-2, respectively, or such other form as the FDA may require as of the Closing Date.

(b)            At the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

(i)	the item referred to in Section 6.3(c), appropriately executed;

(ii)	a duly executed Bill of Sale;

(iii)	payment of the Purchase Price, by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Buyer, such designation to occur at least two (2) Business Days prior to the Closing Date; and

(iv)	a copy of the joint FDA notification cover letter and the Buyer transfer acknowledgement letter for inclusion in the FDA Notification Package, which FDA cover letter and Buyer transfer acknowledgement letter shall be substantially in the form attached hereto as Exhibit C-1 and Exhibit C-3, respectively, or such other form as the FDA may require as of the Closing Date.

(c)            No later than three (3) Business Days following the Closing Date, Buyer shall submit to FDA the fully executed FDA Notification Package.

3.3           Title Passage; Notification.

(a)            Title Passage. Upon the Closing, all of the right, title and interest of Seller in and to the Purchased Assets shall pass to Buyer.

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(b)            Filings; Notifications. Buyer and Seller agree to reasonably cooperate and assist each other with respect to all required or desirable filings or notifications to any Governmental Entity related to the transfer and assignment of the Purchased Assets.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, as of the Effective Date and as of the Closing Date (except, in each case, to the extent such representations and warranties speak expressly as of a different date, and then, as of such date), as follows:

4.1           Organization, Standing and Power.  Seller is a corporation duly organized and validly existing under the laws of the State of Delaware.  Seller has the requisite power and authority to own, operate and lease its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to adversely affect any of the Purchased Assets or Seller’s ability to consummate the transactions contemplated by this Agreement, including the Asset Purchase.  Seller is not in violation of its organizational or governing documents, in each case as amended to date.

4.2           Due Authority.  Seller has the requisite power and authority to enter into and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement, and the consummation of the Asset Purchase, have been duly and validly approved and authorized by all necessary corporate action on the part of Seller, and this Agreement has been duly executed and delivered by Seller.   This Agreement, upon execution by the Parties, will constitute a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3           Non-contravention.  The execution and delivery by Seller of this Agreement does not, and the consummation of the transactions contemplated hereby, including the Asset Purchase and the transfer of title to, ownership in, and possession of the Purchased Assets, will not, (a) result in the creation of any Encumbrance on any of the Purchased Assets or (b) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the organizational or governing documents of Seller, in each case as amended to date, (ii) any Contract to which Seller or any Affiliate of Seller is a party or by which it or its assets are bound which involves or affects in any way any of the Purchased Assets or (iii) except as may be required to comply with the HSR Act, any Legal Requirements applicable to Seller or any Affiliate of Seller or any of the Purchased Assets (except, in the case of clauses (ii) and (iii) above, as would not, individually or in the aggregate, have a material adverse effect on the ability of Seller to consummate the sale of the Purchased Assets at Closing and perform its other obligations under this Agreement).

4.4           No Consents. Except for the submission to the FDA of the FDA Notification Package referenced in Section 3.2(c) and the filing of a premerger notification and report form under the HSR Act, no filing, authorization, consent, approval, permit, order, registration or declaration, governmental or otherwise, is necessary to enable or authorize Seller to enter into, and to perform its obligations under, this Agreement.

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4.5           Title to Purchased Assets.  Seller is the sole and exclusive owner of the Purchased Assets and owns and at the Closing will transfer to Buyer good and transferable title to the Purchased Assets free and clear of any Encumbrances. Seller has the full right to sell, transfer, convey, assign and deliver the Purchased Assets to Buyer at the Closing, free and clear of any Encumbrances. Seller has performed all actions necessary to perfect its ownership of, and its ability to transfer, the Purchased Assets.

4.6           Contracts. Except for this Agreement, there is no Contract to which Seller or any Affiliate of Seller is a party that involves or affects the ownership of, licensing of, title to, or use of any of the Purchased Assets.

4.7           Compliance With Legal Requirements.  Seller and its Affiliates are, and at all times have been, in compliance in all material respects with each Legal Requirement that is or was applicable to (a) Seller’s and its Affiliates’ conduct, acts, or omissions with respect to any of the Purchased Assets or (b) any of the Purchased Assets.  Seller and its Affiliates have not received any notice or other communication (whether oral or written) from any Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any such Legal Requirement.

4.8           Legal Proceedings.  There is no pending or, to Seller’s Knowledge, threatened Proceeding that involves or affects (or may involve or affect) the ownership of, licensing of, title to, or use of any of the Purchased Assets. None of the Purchased Assets are subject to any Order of any Governmental Entity or arbitrator.

4.9           Governmental Authorizations. Seller is not required to hold any license, registration, or permit issued by any Governmental Entity to own, use or transfer the Purchased Assets, other than such licenses, registrations or permits that have already been obtained.

4.10         Solvency. Seller is not entering into this Agreement with the actual intent to hinder, delay, or defraud any creditor of Seller. The remaining assets of Seller after the Closing will not be unreasonably small in relation to the business in which Seller will engage after the Closing. Upon and immediately following the Closing Date, after giving effect to all of the transactions contemplated by and in this Agreement (including the payment of the Purchase Price), Seller will not be insolvent and will have sufficient capital to continue in business and pay its debts as they become due.

4.11         Revocation; Use of Purchased Assets.  The Priority Review Voucher has not been redeemed, transferred, terminated, cancelled or revoked, and neither Seller nor any of its Affiliates or any of their respective Representatives has taken or omitted to take any action, and to Seller’s Knowledge there are no facts or circumstances, that would reasonably be expected to (with or without notice or lapse of time or both) result in the termination, cancellation or revocation of the Priority Review Voucher. Seller is not aware or in the possession of any information that would preclude or interfere with Buyer’s ability to use the Purchased Assets to obtain Priority Review or any other benefit associated with the Purchased Assets following the Closing. To Seller’s knowledge, there is no term or condition imposed by the FDA on the Priority Review Voucher that is not set forth in the NDA Approval Letter or Section 524 of the FDC Act, as interpreted by the FDA in the Tropical Disease Priority Review Vouchers, Guidance for Industry issued in October 2016.  Seller has provided to Buyer true and complete copies of the NDA Approval Letter and all other written communications between Seller and the FDA regarding the Priority Review Voucher.

4.12         Intent to Use.  Neither Seller nor any of its Affiliates has filed or submitted to the FDA a Notice of Intent to Use the Priority Review Voucher to obtain a Priority Review.

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4.13         No Broker. Seller has not engaged, retained or entered into an agreement with any investment banker, broker, finder or other intermediary who has been authorized to act on behalf of Seller who would be entitled to any fee or commission payable by Buyer in connection with the transactions contemplated by this Agreement.

4.14         No Other Representations.  Neither Seller nor any of its Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, except as otherwise expressly set forth in this Article IV, and Seller hereby disclaims any such other representations or warranties.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the Effective Date and as of the Closing Date (except, in each case, to the extent such representations and warranties speak expressly as of a different date, and then, as of such date), as follows:

5.1           Organization, Standing and Power.  Buyer is a close company with limited liability duly organized and validly existing under the laws of Belgium.  Buyer has the requisite company power and authority to own, operate and lease its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement, including the Asset Purchase.  Buyer is not in violation of its organizational or governing documents, in each case as amended to date.

5.2           Authority.  Buyer has the requisite company power and authority to enter into and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement, and the consummation of the Asset Purchase, have been duly and validly approved and authorized by all necessary company action on the part of Buyer, and this Agreement has been duly executed and delivered by Buyer.   This Agreement, upon execution by the Parties, will constitute a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

5.3           Non-contravention.  The execution and delivery by Buyer of this Agreement does not, and the consummation of the transactions contemplated hereby, including the Asset Purchase, will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (a) any provision of the organizational or governing documents of Buyer, in each case as amended to date, (b) any Contract to which Buyer or any Affiliate of Buyer is a party or by which it or its assets are bound or under which Buyer has material rights or benefits or (c) except as may be required to comply with the HSR Act, any Legal Requirements applicable to Buyer, except, in the case of clauses (b) and (c), as would not reasonably, individually or in the aggregate, be expected to adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement, including the Asset Purchase.

5.4           No Consents.  Except for the submission to the FDA of the FDA Notification Package referenced in Section 3.2(c) and the filing of a premerger notification and report form under the HSR Act, no filing, authorization, consent, approval, permit, order, registration or declaration, governmental or otherwise, is necessary to enable or authorize Buyer to enter into, and to perform its obligations under, this Agreement.

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5.5           No Broker.  Buyer has not engaged, retained or entered into an agreement with any investment banker, broker, finder or other intermediary who has been authorized to act on behalf of Buyer who would be entitled to any fee or commission payable by Seller in connection with the transactions contemplated by this Agreement, including the Asset Purchase.

5.6           Financing. Buyer has sufficient funds to consummate the Asset Purchase.

5.7           Non-Reliance. Neither Seller nor any of its Affiliates nor any of their Representatives makes, or has made any representation or warranty, oral or written, express or implied, as to the accuracy or completeness of any information concerning the Purchased Assets contained herein or made available in connection with Buyer’s investigation of the foregoing, except as expressly set forth in this Agreement, and Seller, its Affiliates and their Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom. Buyer has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied (including any representation or warranty as to merchantability or fitness for a particular purpose), made by Seller, any of its Affiliates or any of their Representatives, except as expressly set forth in Article IV. Neither Seller nor its Affiliates nor any of their Representatives shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any information, documents or materials made available to Buyer, whether orally or in writing, in any presentations, due diligence discussions or in any other form in expectation of, or in connection with, the Asset Purchase.

Article VI
CONDITIONS TO CLOSING

6.1           Conditions Precedent of Buyer and Seller. Each Party’s obligations to consummate the transactions contemplated by this Agreement, including the Asset Purchase, are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a)            HSR Act. The applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement, including the Asset Purchase, shall have expired or been terminated.

(b)            No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other material legal restraint or prohibition issued or promulgated by a Governmental Entity preventing the consummation of the transactions contemplated by this Agreement, including the Asset Purchase, shall be in effect, and there shall not be any applicable Legal Requirement that makes consummation of the transactions contemplated by this Agreement, including the Asset Purchase, illegal.

(c)            No Governmental Litigation. There shall not be any Proceeding commenced or pending by a Governmental Entity seeking to prohibit, limit, delay, or otherwise restrain the consummation of this Agreement and/or the transactions contemplated by this Agreement, including the Asset Purchase.

6.2           Buyer’s Conditions Precedent. The obligations of Buyer to consummate the Asset Purchase are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a)            Accuracy of Representations. Each of the representations and warranties made by Seller in Article IV (other than the representations and warranties made by Seller in Sections 4.1, 4.2, 4.5, 4.8, 4.9, 4.11 and 4.12) shall be true and correct in all material respects at and as of the Closing Date (or, if made as of a specified period or date, as of such period or date), provided that any such failure of such representations and warranties to be true and correct shall be disregarded if it would not, individually or in the aggregate, reasonably be expected to adversely impact the manner in which Buyer may use, receive, hold, transfer or otherwise exploit the Purchased Assets.  Each of the representations and warranties made by Seller in Sections 4.1, 4.2, 4.5, 4.8, 4.9, 4.11 and 4.12 shall be true and correct in all respects at and as of the Closing Date (or, in each case, if made as of a specified period or date, as of such period or date).

(b)            Performance of Covenants. All of the covenants and obligations that Seller is required to comply with or to perform hereunder at or prior to the Closing Date shall have been complied with and performed in all material respects.

(c)            Closing Certificate. Seller shall have delivered to Buyer a certificate, dated the Closing Date and duly executed by Seller, certifying that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d)            No Regulatory Change. There shall not have occurred and remain in effect any Regulatory Change.

6.3           Seller’s Conditions Precedent. The obligations of Seller to consummate the transactions contemplated by this Agreement, including the Asset Purchase, are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a)            Accuracy of Representations. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects at and as of the Closing Date (or, if made as of a specified period or date, as of such period or date), except to the extent that such representations and warranties are qualified by the term “material”, or words of similar import, in which case such representations and warranties (as so written, including the terms “material”, or words of similar import) shall be true and correct in all respects at and as of the Closing Date (or, if made as of a specified period or date, as of such period or date).

(b)            Performance of Covenants. All of the covenants and obligations that Buyer is required to comply with or to perform hereunder at or prior to the Closing Date shall have been complied with and performed in all material respects.

(c)            Closing Certificate. Buyer shall have delivered to Seller a certificate, dated the Closing Date and duly executed by Buyer, certifying that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

Article VII
PRE-CLOSING COVENANTS AND AGREEMENTS

7.1           Antitrust Notification.

(a)            The Parties shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Legal Requirements to consummate the transactions contemplated by this Agreement. Seller and Buyer shall file, or shall cause their ultimate parent entities as defined in the HSR Act and its implementing rules thereto to file, as soon as practicable (but not later than two (2) Business Days) after the Effective Date, any notifications required under the HSR Act, and shall respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Entity for additional information or documentation.  In connection therewith, the Parties shall, or shall cause their respective Affiliates to, (i) furnish to the other Party such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act, and (ii) keep the other Party reasonably apprised of the status of any communications with, and any inquiries or requests for additional information from the applicable Governmental Entity. The Parties shall request early termination of the waiting period under the HSR Act.

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(b)            Subject to applicable confidentiality restrictions or restrictions required by applicable Legal Requirements, each Party will notify the other promptly upon the receipt of (i) any comments or questions from any Governmental Entity in connection with any filings made pursuant to this Section 7.1 or the transaction contemplated by this Agreement, including the Asset Purchase, and (ii) any request by any Governmental Entity for information or documents relating to an investigation of the transaction contemplated by this Agreement, including the Asset Purchase.  Without limiting the generality of the foregoing, each Party shall provide to the other (or the other’s respective advisors) upon request copies of all correspondence between such Party and any Governmental Entity relating to the transaction contemplated by this Agreement, including the Asset Purchase. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Entity regarding the transaction contemplated by this Agreement, including the Asset Purchase, shall include representatives of both Parties.  Subject to applicable Legal Requirements, the Parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the transaction contemplated by this Agreement, including the Asset Purchase, by or on behalf of any Party.

(c)            Notwithstanding the foregoing, nothing in this Agreement shall require, or be construed to require, the Parties to offer or agree to (A) (i) sell, hold, hold separate, divest, license, discontinue or limit, before or after the Closing Date, any assets, businesses, equity holdings, intellectual property, or other interests or (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses, equity holdings, intellectual property or interests (including but not limited to any requirements to enter into new contracts or modify or terminate existing Contracts) or (B) any material modification or waiver of the terms and conditions of this Agreement.

(d)            Buyer shall bear all filing fees related to any notifications under the HSR Act; otherwise each Party shall be responsible for its own expenses incurred or owed in connection with this Section 7.1.

(e)            Until the earlier of the Closing or the termination of this Agreement, Seller shall use commercially reasonable efforts to maintain the Priority Review Voucher in full force and effect and shall not (i) sell, assign, transfer or convey the Priority Review Voucher to any Person other than Buyer or enter into any Contract with respect thereto or (ii) encumber or otherwise grant or allow to exist any Encumbrance on the Priority Review Voucher (other than pursuant to this Agreement).

7.2          No Solicitation. During the period from the Effective Date and continuing until the earlier of the termination of this Agreement or the Closing Date, Seller shall not, nor shall it authorize, instruct, or permit any of its Affiliates or any of their respective Representatives to, (i) solicit, initiate, or encourage the submission of, any proposal or indication of interest relating to an Alternative Transaction or any inquiry, proposal or offer that is reasonably likely to lead to an Alternative Transaction, (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquires or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Transaction, (iii) accept any proposal or offer from any Person in respect of an Alternative Transaction, or (iv) resolve to propose or agree to do any of the foregoing. Upon the execution of this Agreement, Seller and its Affiliates shall immediately cease and cause to be terminated any existing discussions with any Person that are in respect of an Alternative Transaction.

Article VIII
INDEMNIFICATION

8.1          Indemnification.

(a)            Indemnification by Seller.  From and after the Closing, Seller will indemnify, defend and hold Buyer and its Affiliates, and their respective directors, officers, employees and agents (collectively “Buyer Indemnified Parties”) harmless for, from and against any and all Damages to the extent arising out of or resulting from (i) any breach of Seller’s representations, warranties, covenants or obligations under this Agreement or any certificate delivered by Seller hereunder, (ii) subject to Section 5.7, Seller’s grossly negligent and/or wrongful acts in connection with this Agreement, and/or (iii) any Excluded Liabilities.

(b)            Indemnification by Buyer.  From and after the Closing, Buyer will indemnify, defend and hold Seller and its Affiliates, and their respective directors, officers, employees and agents (collectively “Seller Indemnified Parties” and together with the Buyer Indemnified Parties, the “Indemnified Parties”) harmless for, from and against any and all Damages to the extent arising out of or resulting from (i) any breach of Buyer’s representations, warranties, covenants or obligations under this Agreement or any certificate delivered by Buyer hereunder, (ii) Buyer’s grossly negligent and/or wrongful acts in connection with this Agreement, and/or (iii)  Buyer’s, its Affiliates’ or any subsequent transferee’s use of the Purchased Assets after Closing.

8.2          Indemnification Procedures for Third Party Claims.

(a)            A Person entitled to indemnification pursuant to Section 8.1 will hereinafter be referred to as an “Indemnitee.”  A Party obligated to indemnify an Indemnitee hereunder will hereinafter be referred to as an “Indemnitor.” Indemnitee shall inform Indemnitor of any indemnifiable Damages arising out of a claim by a Third Party in respect of which an Indemnitee may seek indemnification pursuant to Section 8.1 (a “Third Party Claim”) as soon as reasonably practicable after the Third Party Claim arises, it being understood and agreed that the failure to give such notice will not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that such Indemnitor is actually and materially prejudiced as a result of such failure to give notice.

(b)            If the Indemnitor has acknowledged in writing to the Indemnitee within thirty (30) days of receipt of the Third Party Claim the Indemnitor’s responsibility for defending such Third Party Claim, the Indemnitor shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnitor to a final conclusion or settled at the discretion of the Indemnitor; provided, however, that the Indemnitor may not enter into any compromise or settlement unless (i) such compromise or settlement includes as an unconditional term thereof, the giving by each claimant or plaintiff to the Indemnitee of a release from all liability in respect of such Third Party Claim; and (ii) the Indemnitee consents to such compromise or settlement, which consent shall not be withheld or delayed unless such compromise or settlement involves (A) any admission of legal wrongdoing by the Indemnitee, (B) any payment by the Indemnitee that is not indemnified hereunder or (C) the imposition of any equitable relief against the Indemnitee.  If the Indemnitor does not elect to assume control of the defense of a Third Party Claim or if a good faith and diligent defense is not being or ceases to be materially conducted by the Indemnitor, the Indemnitee shall have the right, at the expense of the Indemnitor, upon at least ten (10) Business Days’ prior written notice to the Indemnitor of its intent to do so, to undertake the defense of such Third Party Claim for the account of the Indemnitor (with counsel reasonably selected by the Indemnitee and approved by the Indemnitor, such approval not to be unreasonably withheld or delayed), provided, that the Indemnitee shall keep the Indemnitor apprised of all material developments with respect to such Third Party Claim and promptly provide the Indemnitor with copies of all correspondence and documents exchanged by the Indemnitee and the opposing party(ies) to such litigation.  The Indemnitee may not compromise or settle such litigation without the prior written consent of the Indemnitor, such consent not to be unreasonably withheld or delayed.

(c)            The Indemnitee may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnitor pursuant to this Section 8.2 and shall bear its own costs and expenses with respect to such participation; provided, however, that the Indemnitor shall bear such costs and expenses if counsel for the Indemnitor shall have reasonably determined that such counsel may not properly represent both the Indemnitor and the Indemnitee.

8.3          Direct Claims.  A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice to the Party from whom indemnification is sought. Such notice shall include the facts constituting the basis for such claim for indemnification, the Sections of this Agreement upon which such claim for indemnification is then based, and an estimate, if possible, of the amount of Damages suffered or reasonably expected to be suffered by the Indemnitee.

8.4          Adjustments. Any amount paid under this Article VIII shall be treated as an adjustment to the Purchase Price for all tax purposes unless otherwise required by applicable Legal Requirements.

8.5          Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate amount of indemnifiable Damages that may be recovered from (a) Seller by Buyer Indemnified Parties pursuant to Section 8.1(a) shall equal [***] and (b) Buyer by Seller Indemnified Parties pursuant to Section 8.1(b) shall equal [***]. Notwithstanding anything to the contrary set forth in this Agreement, neither Party shall be liable with respect to any claim related to this Agreement for any indirect, incidental, special or punitive damages, except to the extent actually awarded against an Indemnified Party pursuant to an Order with respect to a Third Party Claim.

8.6          Buyer Knowledge. The right to indemnification pursuant to this Article VIII shall not be affected by any investigation conducted or any knowledge acquired by Buyer, its Affiliates or Representatives at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of, or compliance with, any representation, warranty, covenant, or obligation.

8.7          Exclusivity. From and after the Closing, this Article VIII and Article IX will provide the exclusive remedy against either Party for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement and/or the Asset Purchase, except nothing in this Agreement will prevent or otherwise limit either Party from seeking or obtaining injunctive or other equitable relief for any breach of any covenant or agreement set forth herein. The Parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on Buyer’s remedies with respect to this Agreement and the Asset Purchase, were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Seller hereunder.

Article IX
TERMINATION

9.1          Termination Prior to Closing. Notwithstanding any contrary provisions of this Agreement, the respective obligations of the Parties hereto to consummate the transactions contemplated by this Agreement, including the Asset Purchase, may be terminated and abandoned at any time before the Closing only as follows:

(a)            Upon the mutual written consent of Buyer and Seller;

(b)            by either Party if (i) all of the conditions to the other Party’s obligations set forth in Sections 6.1 and 6.2 if such other Party is Buyer and Sections 6.1 and 6.3 if such other Party is Seller, as applicable, have been satisfied or waived (other than those conditions that by their terms are to be satisfied or waived at the Closing itself, but subject to the ability of such conditions to be satisfied at the Closing) if the Closing Date were the date the Closing should have occurred pursuant to Section 3.1, (ii) such other Party fails to consummate the Closing within ten (10) Business Days following the date the Closing should have occurred pursuant to Section 3.1, (iii) such Party has confirmed by written notice to such other Party that (A) all of the conditions to such Party’s obligations set forth in Sections 6.1 and 6.3, if such Party is Seller and Sections 6.1 and 6.2 if such Party is Buyer, as applicable, have been satisfied or that it will waive any unsatisfied conditions to such Party’s obligations in Article VI, as applicable, and (B) such Party is ready, willing and able to and will consummate the Closing, and (iv) the Closing shall not have been consummated by the close of business on the second Business Day after delivery of such notice; or

(c)            By either Party, by written notice to the other Party if the Closing has not occurred on or before one-hundred twenty (120) days from the Effective Date for any reason; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any Party whose material breach of any provision set forth in this Agreement has resulted in the failure of the Closing to occur on or before such date.

9.2          Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Party hereto specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (except for the provisions of this Section 9.2, Section 10.2, Article I and Article XI, which shall survive any such termination) and there shall be no liability on the part of Buyer or Seller except for Damages resulting from any breach prior to termination of this Agreement by Buyer or Seller. For the avoidance of doubt, in the event of the termination of this Agreement as provided in Section 9.1, all of the rights, title and interest to the Purchased Assets shall remain with Seller.

Article X
ADDITIONAL COVENANTS

10.1        Further Assurances.

(a)            The Parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, including any notifications or filings required to be made to the FDA in connection with the transfer of the Purchased Assets, and shall (i) furnish upon request to each other such further information, (ii) execute and deliver to each other such other documents, and (iii) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement, including the Asset Purchase, including the use by Buyer its Affiliates and/or their respective successors and assigns of the Priority Review Voucher in accordance with its terms and applicable Legal Requirements.

(b)            Without limiting the foregoing, Buyer and Seller agree to cooperate and assist each other with respect to all filings or notifications to any Governmental Entity related to the transfer and assignment of the Purchased Assets.

10.2        Compliance with Legal Requirements. Seller shall, and shall cause its Affiliates and each of their respective successors in interest to the tropical disease product for which the Priority Review Voucher was awarded to, at all times materially comply with all Legal Requirements applicable to such Persons (as the sponsor of such tropical disease product, the initial recipient of the Priority Review Voucher and, through the Closing, as the owner of the Priority Review Voucher), in any case relating to the Purchased Assets, including any and all Legal Requirements applicable to such Persons that would impact the use or transfer of the Priority Review Voucher. Seller shall promptly forward to Buyer any written communications or notices to the extent related to the Purchased Assets sent from any Governmental Entity that Seller or its Affiliates receive; provided that Seller may redact any portion of such written communications or other notices that is not relevant to the Priority Review Voucher.

10.3        Nondisclosure.

(a)            With respect to Confidential Information received from a Party, the other Party will (i) not use such Confidential Information for any reason other than to carry out the intent and purpose of this Agreement, and (ii) not disclose such Confidential Information to any Person, except in each case as otherwise expressly permitted by this Agreement or with the prior written consent of the disclosing Party.

(b)            A Party may disclose Confidential Information to its Affiliates and their respective Representatives on a need-to-know basis.

(c)            A Party will (i) enforce the terms of this Section 10.3 as to its Representatives, (ii) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Section 10.3, and (iii) be responsible and liable for any breach of this Section 10.3 by it or its Representatives.

(d)            If a Party becomes compelled by a court or is requested by a Governmental Entity to make any disclosure that is prohibited or otherwise constrained by this Section 10.3, such Party shall provide the disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 10.3. In the absence of a protective order or other remedy, the Party subject to the requirement to disclose may disclose that portion (and only that portion) of the Confidential Information that, based upon advice of its counsel, it is legally compelled to disclose or that has been requested by such Governmental Entity; provided, however, that such Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed.

10.4        Disclosures Concerning this Agreement.  Neither Buyer (and its Affiliates) nor Seller (and its Affiliates) shall, without the prior written consent of the other Party, make or cause to be made any press release or public statement or announcement (whether verbally or in writing) regarding this Agreement or the Asset Purchase, except that either Party and its respective Affiliates may make or cause to be made such a press release or public statement or announcement if required by a Governmental Entity, applicable Legal Requirements or applicable accounting standards, including by the rules or regulations of any applicable stock exchange on which such Person’s securities are listed or traded; provided, that the other Party has received prior notice of and an reasonable opportunity to comment on such press release or public statement or announcement. Each Party acknowledges that the other Party, or the other Party’s parent entity, as a publicly traded company, is legally obligated to make timely disclosures of material events relating to its business. The Parties acknowledge that either or both Parties may be obligated to file a copy of this Agreement with the United States Securities and Exchange Commission (the “SEC”). Without limiting the foregoing, any Party so obligated shall provide the other Party with a reasonable opportunity to review, comment and request confidential treatment of this Agreement pursuant to applicable rules under the Securities Exchange Act of 1934, as amended, and the Freedom of Information Act and the rules promulgated thereunder to permit the filing of a redacted exhibit. Notwithstanding the foregoing, without prior submission to or approval of the other Party, either Party may issue press releases or public announcements which incorporate information concerning this Agreement which information was included in a press release or public disclosure which was previously disclosed under the terms of this Agreement.

Article XI
GENERAL PROVISIONS

11.1        Survival.  Except as expressly set forth herein, the representations and warranties contained in this Agreement, and liability for the breach thereof, shall survive the Closing Date and shall remain in full force and effect for a period of one (1) year following the Closing Date; provided, however, that the representations and warranties contained in Sections 4.1, 4.2, 4.5, 4.8, 4.9, 4.11 and 4.12 hereof, shall, in each case, survive the Closing Date and remain in full force and effect until the expiration of the applicable statute of limitations.

11.2        Transfer Taxes; Withholding.

(a)            Transfer Taxes. Notwithstanding anything else in this Agreement, all transfer, stamp, documentary, sales, use, registration, value-added and other similar taxes (“Transfer Taxes”) incurred in connection with this Agreement and the Asset Purchase will be borne by the Party on which such Transfer Tax is imposed under applicable Legal Requirements. A Party shall cooperate as reasonably requested by the other Party with respect to the other Party timely paying any Transfer Taxes to the applicable Governmental Entity and preparing and timely filing any tax returns required to be filed in respect of any Transfer Taxes. At a Party’s reasonable request and with the requesting Party bearing all reasonable out-of-pocket expenses, the other Party shall use commercially reasonable efforts to assist such Party in mitigating, reducing or eliminating any such Transfer Taxes.

(b)            Withholding. Any and all payments made by Buyer to Seller pursuant to this Agreement shall be made free and clear of and without reduction or withholding for any taxes except to the extent required by applicable Legal Requirements to deduct any taxes from such payments; provided, however, that if Buyer assigns its rights under this Agreement to any Person pursuant to Section 11.8, any such payment to Seller shall be increased such that the amount received by Seller after any deduction or withholding (including such deductions and withholdings applicable to additional sums payable under this Section 11.2(b)) is equal to the amount Seller would have received in the absence of such assignment. Where any sum due to be paid to either Party hereunder is subject to any withholding taxes, the Parties shall use their commercially reasonable efforts to take all reasonable actions requested and to sign all such documents to the extent they can lawfully do so as will enable them to take advantage of any applicable double taxation treaty or other agreement or treaty. Any amounts so deducted or withheld shall be treated as paid to Seller for purposes of this Agreement and the Asset Purchase.

11.3        Priority Review Fee. The Priority Review Fee and all other user fees under the FDC Act applicable to the human drug application for which the Priority Review Voucher is redeemed shall be borne exclusively by Buyer or any transferee of the Priority Review Voucher. In any event, Seller shall have no liability or obligation for any such fees.

11.4        Notices.  Any notice or other communication required or permitted to be delivered to any Party shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand or by email of a PDF attachment (with transmission confirmed); or (b) upon such Party’s receipt after being sent by registered mail, by courier or express delivery service, in any case to the address set forth beneath the name of such Party below (or to such other address as such Party shall have specified in a written notice given to the other Party in accordance with this Section 11.4):

(a)	if to Buyer, to:

argenx BV
Industriepark Zwijnaarde 7
9052 Zwijnaarde (Ghent)
Belgium
Attention: Dirk Beeusaert, General Counsel

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Michael Bison

(b)	if to Seller, to:

Bayer HealthCare Pharmaceuticals Inc.
100 Bayer Blvd.
Whippany, NJ 07981
Attention:	Michael McDonald, Vice President & General Counsel, Pharmaceuticals, Bayer U.S. LLC

with a copy (which shall not constitute notice) to:

Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Attention: Stephen Infante

11.5        Construction.

(a)            The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(b)            As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(c)            Except as otherwise indicated, all references in this Agreement to “Articles” and “Sections” are intended to refer to Articles and Sections of this Agreement.

11.6        Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other Party hereto, it being understood that all Parties hereto need not sign the same counterpart.  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or facsimile shall be sufficient to bind the Parties hereto to the terms and conditions of this Agreement.

11.7        Entire Agreement.  This Agreement, including all exhibits and schedules attached hereto, sets forth the entire understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings among or between the Parties relating to the subject matter hereof.

11.8        Assignment.  No Party will have the right to assign this Agreement, in whole or in part, by operation of law or otherwise, without the other Party’s express prior written consent.  Any attempt to assign this Agreement without such consent, will be null and void.  Notwithstanding the foregoing, (i) any Party may assign this Agreement, in whole or in part, without the consent of the other Party (a) to a Third Party that succeeds to all or substantially all of its assets or business (whether by sale, merger, operation of law or otherwise); or (b) following the Closing, to an Affiliate of such Party, and (ii) Buyer may assign this Agreement, in whole and not in part, to any purchaser, transferee or assignee of the Priority Review Voucher and the other Purchased Assets with Seller’s prior written consent (not to be unreasonably withheld). For the avoidance of doubt, no assignment made pursuant to this Section 11.8 shall relieve the assigning Party of any of its obligations under this Agreement.  Subject to the foregoing, this Agreement will bind and inure to the benefit of each Party’s successors and permitted assigns.

11.9        Severability.  If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the Parties hereto.  The Parties hereto shall use commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.10      Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any Party of any right to specific performance or injunctive relief.

11.11      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. The Parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York (or if such court does not have subject matter jurisdiction, State Court of the State of New York located in New York County) solely and specifically for the purposes of any action or proceeding arising out of or in connection with this Agreement.

11.12      Amendment; Extension; Waiver.  Subject to the provisions of applicable Legal Requirements, the Parties hereto may amend this Agreement at any time pursuant to an instrument in writing signed on behalf of each of the Parties hereto.  At any time, any Party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein.  Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

11.13      Representation By Counsel; Interpretation.  Seller and Buyer each acknowledge that it has been represented by its own legal counsel in connection with this Agreement and the Asset Purchase.  Accordingly, any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it, has no application and is expressly waived.

11.14      Expenses.  Whether or not the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement are consummated, and except as otherwise set forth in this Agreement, each of the Parties shall bear its own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be executed by their respective duly authorized officers as of the Effective Date.

ARGENX BV		BAYER HEALTHCARE PHARMACEUTICALS INC.

By:	/s/ Tim van Hauwermeire	By:	/s/ Ganesh Kamath
Name: Tim van Hauwermeire		Name: Ganesh Kamath
Title: CEO		Title: PH Finance US & Americas

By:	/s/ Dirk Beeusaert
Name: Dirk Beeusaert
Title: General Counsel

Exhibits

Exhibit A – NDA Approval Letter

Exhibit B – Bill of Sale

Exhibit C-1 – Joint FDA Notification Cover Letter

Exhibit C-2 – Seller FDA Transfer Acknowledgement Letter

Exhibit C-3 – Buyer FDA Transfer Acknowledgment Letter